Exhibit 99.1

Intelligent Motor Cars Group Announces 7-for-1 Forward Split Date

FORT LAUDERDALE, Fla., Jan 11 2005 -- Intelligent Motor Cars Group Inc. (OTCBB: IMCG), today announced the date for its forward stock split. The common stock dividend is payable to shareholders of record at the close of business on Jan 20, 2005, with an effective split date of Jan 24, 2005. The 7-for-1 stock split will be awarded in the form of a common stock dividend to shareholders of record. As a result, shareholders of record will see seven additional shares for each share held as of the close of business on record date.

Mike Magolnick, IMC's chief operating officer, stated, "We are confident about the outlook for Intelligent Motor Cars and the Company’s renewed focus on the wholesale automotive market. Liquidity should continue to increase, as well as our shareholder base, as a result of our splitting the stock."

About Intelligent Motor Cars Group Inc.

Intelligent Motor Cars Group Inc., through its wholly owned subsidiary, Intelligent Motor Cars Inc. d/b/a Sun Auto Sales and Leasing, is a diverse South Florida car company, which provides, among other services, sales, service, reconditioning and financing. In addition to retail sales, IMCG is also engaged in wholesale, auction and Internet programs to market and sell vehicles to the financially challenged consumer market.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Intelligent Motor Cars Group Inc. ("the Company"), or automobile related industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements, including that the Company's current revenue levels are not necessarily indicative of its future revenue levels or future financial performance. The Company's future operating results are dependent upon many factors, including but not limited to: (i) whether the Company is able to obtain sufficient funding to fund its expansion plans; (ii) whether the Company is able to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments in the automobile industry; (iv) federal, state and local regulations pertaining to health and environmental quality standards; licensing/registration; financing; consumer protection; and safety; (v) the Company's ability to collect on receivables from high risk credit clients; (vi) the Company's ability to efficiently price and negotiate acquisitions on a favorable basis; (vii) whether the Company efficiently integrates the operations of other automobile dealerships it may acquire; and (viii) any negative economic conditions that would negatively affect the Company's business and expansion plans. Further information regarding the Company's business and its financial results may be obtained from the Company's periodic and other filings with the Securities and Exchange Commission which are available for review at www.sec.gov under "Search for Company Filings."

SOURCE: Intelligent Motor Cars Group Inc.

Intelligent Motor Cars Group Inc., Fort Lauderdale

Brian Heckathorne, 713-297-8886